Exhibit 21.1
SKILLSOFT PLC
SIGNIFICANT SUBSIDIARIES

SUBSIDIARIES	JURISDICTION

SkillSoft Corporation	Delaware
SkillSoft Ireland Ltd	Ireland
SkillSoft UK Limited	England
SkillSoft Asia Pacific Pty Ltd	Australia
Books24x7.com, Inc.	Massachusetts
SkillSoft Finance Limited	Grand Cayman
CBT Technology Limited	Ireland
SkillSoft Canada Limited	Canada
SmartForce Business Skills Ltd	Ireland
SmartCertify Direct, Inc.	Florida
SkillSoft New Zealand Ltd	New Zealand
SkillSoft France SARL	France
SkillSoft Asia Pacific PTE Ltd	Singapore
Targeted Learning Corporation	Maine
NETg GmbH	Germany
NETg Australia Pty Limited	Australia
SkillSoft NETg Limited	England
Wave Technologies Limited	England
NETg SA (France)	France
Fidalco Limited	Ireland